UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

VIRGINIA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-22283	54-1829288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

102 S. Main Street, Culpeper, Virginia 22701

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (540) 829-1633

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 20, 2005, the Board of Directors of Virginia Financial Group, Inc. (the “Company”) approved the acceleration of the vesting of all “underwater” unvested stock options including options held by executive officers effective as of December 20, 2005. A stock option was considered “underwater” if the option exercise price was greater than $36.49 per share, the opening market price as of the date of the board action. As a result of this action, the vesting of options to purchase 13,500 shares of the Company’s common stock was accelerated. Under recently issued accounting pronouncements (SFAS 123R), beginning January 1, 2006, the Company will be required to recognize compensation expense related to stock options as they vest, which will reduce net income. The decision to accelerate the vesting of all “underwater” options was made in order to eliminate the future compensation expense that the Company would otherwise recognize in its income statement with respect to these options upon the adoption of SFAS 123R. The Company estimates that the acceleration of vesting for these options will result in the Company not being required to recognize share-based compensation of approximately $150,000 in the aggregate, and $10,000 per quarter for these 13,500 options beginning in the quarter ending March 31, 2006 and ending in the Company’s quarter ending March 31, 2010. This amount will instead be reflected in a proforma disclosure to the Company’s financial statements for the year ending December 31, 2005, as permitted under the transition guidance provided by the Financial Accounting Standards Board. The Board believes that its action to reduce the impact that SFAS 123R will have on earnings over the remaining vesting period of the stock options is in the best interest of the Company’s shareholders. The other terms of each of the option grants will remain unchanged.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ Jeffrey W. Farrar
Jeffrey W. Farrar
Executive Vice President and Chief Financial Officer

December 21, 2005

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